The UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2016

Giga-tronics Incorporated

(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 328-4650

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Giga-tronics Incorporated (the “Company”) announced several management changes.

On August 15, 2016, the Board of the Company acted to appoint William J. Thompson as Chairman and Acting Chief Executive Officer. Dr. Thompson, age 51, has served as a member of the Company’s Board since 2011. Dr. Thompson is a Managing Member of Alara Capital AVI II (the Company’s largest shareholder) and is Director of Research for Jacobi Capital Management. Dr. Thompson co-founded Circadiant Systems (acquired by JDS Uniphase Corporation), a venture capital backed Test and Measurement Company that designed and manufactured instrumentation for optical communication. Dr. Thompson also served as a Member of Technical Staff at Lucent Technologies where he designed analog RF optoelectronic components for high speed optical communication, and as a researcher with the University of Maryland. Dr. Thompson graduated summa cum laude with a Bachelor of Science in Physics from University of North Carolina at Charlotte and holds a Ph.D. in Physics from Stony Brook University. He graduated as a Palmer Scholar with an MBA in Finance from the Wharton School. Additional information on his business background appears below.

As an interim executive officer, Dr. Thompson will no longer be independent under NASDAQ’s rules and he will therefore resign his positions on the Company’s audit and nominating committees.

Dr. Thompson’s compensation has not been finalized. Management expects his compensation to include: a base salary of approximately $250,000; eligibility for a bonus of up to $50,000 if he is still in this role on April 1, 2017; reimbursement for travel from his current residence in Devon, Pennsylvania, and related living expenses; and eligibility with other members of the management team to participate in any performance-based bonuses the Board may authorize.

Former Chief Executive Officer John A. Regazzi will continue with the Company as a Director and as Chief Technology Officer. This change will enable Mr. Regazzi to devote more time to the Company’s Advanced Signal Generator technology, which he played a major role in developing to customer development.

Steven D. Lance, Vice President of Finance, Chief Financial Officer and Secretary, advised the Company on August 15, 2016, of his intention to resign his position in order to pursue another opportunity. His resignation is effective on August 26, 2016.

As a result of Mr. Lance’s resignation, the Board of the Company on August 17, 2016 approved the appointment of Temi Oduozor, currently Corporate Controller, to the additional positions as Principal Accounting Officer and Principal Financial Officer, effective upon Mr. Lance’s departure. Ms. Oduozor accepted the appointment on August 17, 2016. Ms. Oduozor, age 39, has served as Corporate Controller of the Company since December 2014. She served as Controller of Anthera Pharmaceuticals Inc., Hayward, California, from July 2011 to November 2014, and as Controller of Questcor Pharmaceuticals (acquired by Mallinckrodt plc), Union City, California, from 2008 to 2011. Ms. Oduozor has BS degrees in Business Administration - Accounting and Computer Information Systems from California State University, Hayward. Her annual rate of pay will be $180,000. She will be offered an indemnification agreement similar to the form provided to other officers of the Company. She will have a change in control agreement with the Company under which the benefit will be six months’ compensation.

There were and are no family relationships among the Board and officers of the Company before or after giving effect to these changes.

Additional business background for William J. Thompson. Alara Capital AVI II is one of several investment entities with which Dr. Thompson was affiliated during his tenure at Alara Capital Partners (ACP) which was a spin-out of Guggenheim Venture Partners (GVP) where he originally joined as a venture partner in 2009. During his affiliation with GVP and subsequently ACP, the firm focused primarily on undercapitalized technology companies with practices in venture capital, early stage ventures, technology spin-outs, growth equity, passive investing in technology-focused companies, and activist investing in small capitalization public technology ventures. With the exception of Alara Capital AVI II, Dr. Thompson is no longer affiliated in any formal capacity with ACP or any of its affiliated entities. In 2014, Dr. Thompson founded QFT Analytics, LLC, a vehicle for consulting work in finance and technology.

Item 9.01     Financial Statements and Exhibits

See the attached press release discussing the events described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 19, 2016	GIGA-TRONICS INCORPORATED

By: /s/ William J. Thompson William J. Thompson Acting Chief Executive Officer